Exhibit 99.1

Diedrich Coffee Reports Second Quarter Results

Basic Net Income of $0.10 Per Share

Irvine, California, February 7, 2005 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced operating results for its second quarter of Fiscal 2005. For the twelve weeks ended December 15, 2004, the Company reported net income of $522,000, or $0.10 per basic share, compared to $543,000, or $0.11 per basic share, reported during the second quarter of Fiscal 2004.

Results for the second quarter declined from the prior year quarter despite strong performance from the franchise and third party wholesale business segments primarily due to $169,000, or $0.03 per share, of expenses incurred in completing the proposed sale of the Company’s international franchise operations. There was a slight decline in retail sales as positive same store sales in the retail segment were offset by the effect of store closures.

For the 24 weeks ended December 15, 2004, the Company reported a net income of $54,000, or $0.01 per share, compared to net income of $355,000, or $0.07 per share, in the first half of Fiscal 2004. The first half of the current year included $212,000, or $0.04 per share of expenses related to the international transaction.

Same store sales were strong in the company-operated units, but weak in the domestic franchise operations. Comparable sales at Coffee People stores increased 5.5% for the quarter and 6.5% for the first half of the year. At Diedrich Coffee stores, comparable sales increased 2.9% for the quarter and 4.9% for the first half of the year. Gloria Jean’s system-wide same store sales were down 5.3% for the quarter and 3.7% for the first half. The decline was primarily due to weak traffic at the malls in which many of the franchise units are located. Gift card sales increased 70.2% in the quarter to $255,000 and e-commerce sales increased 25.8% in the quarter to $196,000. Wholesale sales of Keurig and other office coffee supplies increased 13.1% for the second quarter and 18.1% for the first half.

Roger Laverty, President and Chief Executive Officer of the Company stated “We are very pleased with revenue growth in all three of the Company’s business segments in the first half of the year. The investment in increased in-store labor and supervision expense that we’ve made in the last two years is paying off and we hope this year’s investment in increased franchise development and support will help that business segment as well. Growth in the domestic franchise business is a major strategic objective for the Company.”

Revenue

Revenue increased by $274,000, or 1.9%, for the second quarter as compared with the prior year quarter. For the second quarter retail sales were down $15,000, or 0.2%.

This decline resulted from a reduction in retail sales due to the sale or closure of coffeehouses in the amount of $537,000. Comparable retail sales at company-operated units increased by $225,000, or 3.6%. Internet sales increased by $40,000, or 25.8%, from the prior year quarter. For the first half of this year revenue increased by $1,112,000 or 4.3%, over the first half of the prior year. For the first half, retail sales increased $242,000, or 1.7%, from the prior year despite a reduction in retail sales due to the sale or closure of six coffeehouses in the amount of $480,000. Comparable sales at company-operated units increased $657,000, or 4.9%. Internet sales increased by $65,000, or 29.8%, from the first half of the prior year.

Wholesale revenue from third party customers rose sharply in the quarter and first half, but wholesale revenue from domestic franchise units declined due to a reduced number of units operating and due to weakening sales at domestic franchise units. Wholesale sales to third parties increased $282,000, or 13.1%, in the quarter and $704,000, or 18.1%, in the first half, primarily due to strong growth in the Keurig “K-cup” line where sales rose 17.2% in the quarter and 22.7% in the first half. Wholesale sales to domestic franchise units declined $167,000, or 6.2%, in the quarter and decreased $99,000, or 2.6%, in the first half. There were sales or closures of six domestic franchise units since the beginning of the prior year.

Franchise revenues were up $174,000, or 9.4%, for the second quarter and $265,000, or 7.5%, for the first half of the year, compared to the prior year quarter and half. Compared to the start of the prior year, the Company had six fewer domestic franchise stores at the end of the quarter versus the prior year, but 116 more international franchised outlets have been opened since the start of the prior fiscal year. The first half of fiscal 2004 included a $263,000 dissolution settlement of the Malaysian franchise agreement, while the first half of the current year included a $165,000 dissolution settlement of the Thailand franchise agreement. Dissolution settlements were recorded in the first quarter of each of the years, but there were none in the second quarter of either year.

Costs and Expenses

Cost of sales and related occupancy costs declined from 54.3% of retail and wholesale sales to 53.9% for the quarter and increased from 53.5% of such sales to 53.7% for the first half of the year. The prior year second quarter included an expense reduction of $106,000 from a favorable lease settlement.

Operating expenses, as a percentage of retail and wholesale sales, increased as a percentage of such sales from 31.0% in the prior year quarter to 31.2% in the current quarter. For the first half of each of the current and prior years, these expenses as a percentage of retail and wholesale sales were 33.9%.

Depreciation expense increased 33.9% from the prior year quarter and 10.3% from the prior year first half primarily due to the store-remodeling program that began in the prior year.

General and administrative expense increased in amount and as a percentage of revenue for the second quarter primarily as a result of the transaction costs incurred in completing the proposed sale of the international franchise operations and increased company-operated stores field supervision and, for the first half, due to the transaction costs, higher supervision costs and increased costs of franchise development and support made to manage planned increased franchise growth.

Review of Accounting for Leases

The Company leases a substantial number of properties on which significant improvements have been made. A number of restaurant companies have recently announced their intent to re-evaluate their current accounting practices in order to determine that they are in compliance with generally accepted accounting principles with respect to leases, leasehold improvements and rent expense. Certain of those companies that have completed this re-evaluation have recorded adjustments to depreciation and rent expense, often including a restatement of prior year charges. The Company is currently reviewing its accounting practices in this area and the results of the review may require similar adjustments to current and prior year depreciation and rent expense. Such adjustments, if necessary, will be recorded after the Company’s review that it expects to complete prior to the planned release of its third quarter results in April 2005.

Conference Call

Diedrich Coffee will be discussing these financial results and future prospects with analysts and investors in a conference call. The conference call, hosted by Roger Laverty, CEO, and Marty Lynch, CFO, is to take place on Tuesday, February 8, 2005 at 11:00 a.m. Pacific Time, 2:00 p.m. Eastern Time. The conference call is simultaneously being webcast by CCBN and can be accessed at Diedrich Coffee’s website at www.diedrich.com. A replay of the conference call will also be available by telephone at (888)-203-1112, pass code I.D. 7984519, from 2:00 p.m. EST on February 8, 2005 through midnight on February 22 , 2005.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 524 retail outlets, the majority of which are franchised, are located in 14 countries and 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call (800)-354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful management of Diedrich Coffee’s growth strategy, risks that arise in the context of operating a business with significant franchise operations, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 30, 2004.

Information Contact:
Marty Lynch, Chief Financial Officer (949) 260-6788

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

($ in thousands, except per share amounts)

OPERATIONS DATA:	Twelve Weeks Ended December 15, 2004	Twelve Weeks Ended December 17, 2003 (Restated)	Twenty-four Weeks Ended December 15, 2004	Twenty-Four Weeks Ended December 17, 2003 (Restated)
Retail sales	$7,556	$7,571	$14,686	$14,444
Wholesale and other revenue	4,948	4,833	8,312	7,707
Franchise revenue	2,022	1,848	3,789	3,524

Total revenue	14,526	14,252	26,787	25,675

Cost of sales and related occupancy costs	6,744	6,745	12,351	11,855
Operating expenses	3,893	3,991	7,801	7,683
Depreciation and amortization	589	440	1,134	1,028
General & administrative expenses	2,722	2,374	5,355	4,525
Provision for asset impairment and restructuring costs	—	90	—	94
(Gain) loss on asset disposals	2	—	(12)	—

Total costs and expenses	13,950	13,640	26,629	25,185

Operating income (loss)	576	612	158	490
Interest and other expense, net	(50)	(68)	(93)	(125)

Income (loss) before income tax provision	526	544	65	365
Income tax provision	4	1	11	10

Net income (loss)	$522	$543	$54	$355

Basic net income (loss) per share:	$0.10	$0.11	$0.01	$0.07

Diluted net income (loss) per share:	$0.10	$0.10	$0.01	$0.07

Shares used in per share Computations:
Basic	5,165	5,161	5,165	5,161
Diluted	5,344	5,211	5,521	5,186

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	December 15, 2004	June 30, 2004
Cash	$1,315	$1,799
Accounts receivable, net	4,026	2,337
Inventories	2,841	2,815
All other assets	19,196	18,691

Total assets	$27,378	$25,642

Accounts payable	$2,591	$2,144
Current portion of long-term debt	425	200
All other current liabilities	5,087	4,758
Long-term debt, excluding current portion	1,394	783
Other non-current liabilities	826	880
Total stockholders’ equity	17,055	16,877

Total liabilities and stockholders’ equity	$27,378	$25,642

Domestic retail units	202	200
International retail units	322	282

Total retail units (company and franchise, all brands)	524	482